Exhibit 99.1

FLOTEK INDUSTRIES, INC. ANNOUNCES 2016 FINANCIAL AND OPERATING RESULTS AND CONFERENCE CALL INFORMATION

HOUSTON, FEBRUARY 8, 2017 — Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) today announced results for the three- and twelve-months ended December 31, 2016.

Results Highlights:

•	As part of our strategic repositioning, we are executing a plan to divest our Drilling Technologies and Production Technologies segments. Effective December 31, 2016, Flotek has classified the assets, liabilities, and results of operations for these two segments as “Discontinued Operations” for all periods presented.

The following discussion points relate to Flotek’s continuing operations.

•	Flotek announced 2016 annual revenue of $262.8 million, a decrease of 2.7% from 2015 levels. Fourth quarter revenue of $70.6 million was 10.5% higher than fourth quarter 2015 revenue and 9.8% higher than third quarter 2016—a remarkable outcome in the face of a 43% drop in completion activity, according to the U.S. EIA.

•	Sales volumes of Flotek’s Complex nano-Fluid® (CnF®) suite of completion chemistries increased 14.7% in 2016 when compared to 2015 levels. Fourth quarter volumes increased 12.4% sequentially. Year-over-year revenues were up 11.6% while fourth quarter revenues grew 21.4% sequentially.

•	Consumer & Industrial Chemistry Technologies (CICT) reported record revenue of $74.6 million for the full year 2016, up 32.3% year-over-year.

•	Flotek is continuing to expand its global footprint across Asia, Middle East and Eastern Europe, improving international revenues by 21.2% compared to the prior year period.

•	For the twelve months ended December 31, 2016, Flotek reported net income from continuing operations of $1.9 million or $0.03 per common share (fully diluted). For the three months ended December 31, 2016, Flotek reported net income from continuing operations of $3.9 million, or $0.07 per common share (fully diluted).

•	Michelle Adams, worldwide vice president of IBM Watson Platform, has joined Flotek’s Board of Directors, effective January 30, 2017, joining the Governance Committee.

•	Flotek’s acquisition of International Polymerics Inc. (IPI) in August continues to provide a strategically-located staging center in the Permian Basin that will help our cost curve as we serve the many independent and innovative E&P companies in the fast-changing and most active area in the U.S. shale industry.

•	The innovative virtual Flotek Store provides a more direct communication with exploration & production operating companies to help better serve their needs, while significantly reducing costs for our clients.

•	In our commitment to innovation and research, Flotek has filed or are pending the receipt of more than 70 patents, including over 40 unique CnF® formulations.

“The demand for Flotek’s suite of consumer and industrial chemistry products and our clients’ trust in our CnF® technology led to a stronger than expected fourth quarter,” said John Chisholm, Flotek’s Chairman, President and Chief Executive Officer. “With numerous shale oil producers and oilfield service suppliers now forecasting a low double-digit growth rate in 2017, Flotek is well positioned to capture opportunities through existing and prospective drillers seeking to improve their well output.”

“As we announced in January, Michelle Adams, worldwide vice president of IBM Watson Platform, has joined Flotek’s Board of Directors, bringing a wealth of first class expertise in innovation, entrepreneurship and sustainability. We are excited to have her on our team and expect to leverage her unique background in technology and cognitive learning.”

Full-Year 2016 Results

As reported in the Form 10-K filed with the U.S. Securities and Exchange Commission, Flotek reported revenue for the year ended December 31, 2016 of $262.8 million, a decrease of $7.2 million, or 2.7%, compared to the year ended December 31, 2015. Reduced demand from oilfield market activity contributed to the annual decline, but was partially offset by increased citrus terpene prices in our CICT business.

Flotek reported net income from continuing operations for the year ended December 31, 2016 of $1.9 million, a decrease of $5.3 million, or 73.4%, compared to net income from continuing operations for the year ended December 31, 2015.

The company recorded an income tax expense of $1.2 million, yielding an effective tax rate of 39.3% for the year ended December 31, 2016, compared to an income tax expense of $3.5 million yielding an effective tax rate of 32.7% in 2015.

For the year ended December 31, 2016 and excluding the impact of discontinued operations, the company reported a net income of $1.9 million or $0.03 per share (fully diluted), compared to net income of $7.2 million or $0.13 per share (fully diluted) for the year ended December 31, 2015.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or Adjusted EBITDA (a non-GAAP measure of financial performance), excluding the impact of discontinuing operations for the year ended December 31, 2016, was $15.6 million, compared to $20.9 million for the year ended December 31, 2015. Flotek recognized a one-time gain of $12.7 million related to disgorgement of potential short-swing trading profits from a stockholder.

For the year ended December 31, 2016, Flotek’s non-cash share-based compensation expense, excluding the impact of discontinuing operations, was approximately $11.9 million, compared to $12.9 million for the year ended December 31, 2015.

A presentation of non-cash share based compensation and a reconciliation of GAAP net income to EBITDA can be found at the conclusion of this release.

Consolidated gross margin decreased to 34.5% for the year ended December 31, 2016, from 35.7% in 2015, primarily attributable to increased inventory costs and direct costs associated with manufacturing in the Consumer and Industrial Chemistry Technologies segment, partially offset by higher volumes of all CnF® products sold in Energy Chemistry Technologies.

A complete review of the Company’s year-end financial position can be found in the Company’s annual report filed with the U.S. Securities and Exchange Commission this afternoon.

Fourth Quarter 2016 Results

For the three months ended December 31, 2016, Flotek posted revenue of $70.6 million, an increase of $6.7 million, or 10.5%, compared to $63.9 million in the same period of 2015. Revenue increased $6.3 million, or 9.8%, compared to third quarter 2016.

Flotek reported Loss from Operations for the three months ended December 31, 2016 of $5.6 million, an increase of $7.5 million, compared to Income from Operations of $1.9 million in the same period of 2015. Income from Operations declined $3.3 million compared to third quarter 2016.

In the fourth quarter, 2016 Flotek recorded an income tax expense of $2.6 million, compared to an income tax expense of $0.2 million in the fourth quarter of 2015.

On a GAAP basis, Flotek reported earnings per share (fully diluted) for the three months ended December 31, 2016 of $0.07 compared to earnings per share (fully diluted) of $0.02 for the three months ended December 31, 2015.

Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA, for the three months ended December 31, 2016, was $10.0 million, a increase of $5.9 million, compared to $4.1 million for the three months ended December 31, 2015. The 2016 result includes a one-time gain of $12.7 million related to disgorgement of potential short-swing trading profits from a stockholder

For the quarter ended December 31, 2016, Flotek’s non-cash share-based compensation expense was approximately $3.4 million, compared to $3.7 million for the quarter ended December 31, 2015.

Consolidated gross margins for the three months ended December 31, 2016, were 32.3% compared to 38.5% in the same period of 2015 and 34.7% in the third quarter 2016.

A summary income statement reflecting fourth quarter results can be found at the conclusion of this release.

Full Year 2016 - Continuing Operation Segment Results

	2016	2015	% Change	$ Change
Energy Chemistry Technology
Revenue	$188.2 million	$213.6 million	(11.9%)	($25.4 million)
Gross Margin	39.6%	38.4%
Income from Operations	$29.0 million	$43.9 million	(33.9%)	($14.9 million)

Consumer and Industrial Chemical Technologies (“CICT”)
Revenue	$74.6 million	$56.4 million	32.3%	$18.2 million
Gross Margin	21.6%	25.5%
Income from Operations	$9.7 million	$8.7 million	11.5%	$1.0 million

Energy Chemical Technologies revenue of $188.2 million for the year-ended December 31, 2016, a decrease of $25.4 million or 11.9%, compared to 2015 levels. Segment gross margin increased to 39.6% for the year ended December 31, 2016, compared to 38.4% in 2015. Income from Operations of $29.0 million for the year ended December 31, 2016, representing a decrease $14.9 million, or 33.9%, from year ago levels.

Consumer and Industrial Chemical Technologies (“CICT”) revenue of $74.6 million for the year ended December 31, 2016, an increase of $18.2 million or 32.3%, compared to 2015 levels. Segment gross margin decreased to 21.6% for the year ended December 31, 2016, compared to 25.5% in 2015. Income from Operations of $9.7 million for the year ended December 31, 2016, representing an increase of $0.9 million, or 10.5%, from year ago levels.

Discontinued Operation Results

Drilling Technologies revenue of $27.6 million for the year ended December 31, 2016, a decrease of $24.5 million or 47.0%, compared to 2015 levels. Segment gross margin increased to 32.4% for the year ended December 31, 2016, compared to 32.1% in 2015. Loss from Operations for the year-ended December 31, 2016 increased by $17.2 million from 2015, primarily resulting from first quarter 2016 impairment charges. Loss from Operations, excluding the impairment, for the year ended December 31, 2016, increased by $0.2 million from 2015, primarily due to reductions in revenue and pricing pressure that resulted in client price concessions.

Production Technologies revenue of $8.3 million for the year ended December 31, 2016, a decrease of $4.0 million or 32.5%, compared to 2015 levels, primarily due to decreased sales of rod pump equipment and older technology ESP equipment. Segment gross margin decreased to 5.0% for the year ended December 31, 2016, compared to 17.1% in 2015. Loss from Operations for the year-ended December 31, 2016 increased by $4.7 million versus the year-ended 2015. Loss from Operations, excluding the impairment, for the year ended December 31, 2016, increased by $1.6 million from 2015. These losses are primarily due to lower revenue volume and lower margins due to pricing pressure.

Full Year 2016 - Financial Metrics

Accounts receivable, net of the allowance for doubtful accounts, at December 31, 2016, $47.2 million, compared to $35.5 million December 31, 2015. The Company’s allowance for doubtful accounts was 1.4% of accounts receivable at December 31, 2016.

Depreciation and amortization expense not included in gross margin, for the year ended December 31, 2016 increased by $1.4 million, or 20.0% from 2015. This increase was primarily attributable to the completion and equipping of the Global Research & Innovation Center in August 2016, along with other improvements to manufacturing facilities.

Interest and other expense increased $0.6 million for the year ended December 31, 2016, compared to 2015.

Fourth Quarter 2016 – Segment Results

	4Q 2016	3Q 2016	% Change	4Q 2015	% Change
	Energy Chemistry Technology
Revenue	$55.1 million	$45.0 million	22.4%	$50.3 million	9.5%
Gross Margin	36.2%	40.4%		42.1%
Income from Operations	$7.2 million	$6.2 million	16.1%	$10.9 million	(33.9%)

	Consumer and Industrial Chemical Technologies (“CICT”)
Revenue	$15.5 million	$19.3 million	(19.7%)	$13.6 million	14.0%
Gross Margin	18.3%	21.6%		25.5%
Income from Operations	$1.2 million	$2.4 million	(50.0%)	$1.9 million	(36.8%)

Flotek Outlook

In commenting about Flotek’s outlook, Mr. Chisholm added, “For the first quarter 2017, we are anticipating continued improvement in completion activity. In addition, we are experiencing continued strong demand in Energy Chemistry and are focused on delivering improved margins through strategic pricing increases and process efficiency. In Consumer and Industrial Chemistry, we continue to expect yearly growth in our net revenue and gross margins, and expect to make substantial progress on the divestment of Drilling Technologies and Production Technologies segments this quarter. As always, we are focused on maintaining strong liquidity to fund our business.”

Conference Call Details

Flotek will host a conference call on Thursday, February 9, 2016, at 7:30 AM CDT (8:30 AM EDT) to discuss its operating results for the three- and twelve-months ended December 31, 2016. To participate in the call, participants should dial 800-698-6149 approximately 5 minutes prior to the start of the call.

The call can also be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek is a developer and distributor of prescriptive chemistry-based technology, including specialty chemicals, to clients in the energy, consumer industrials and food & beverage industries. Flotek’s inspired chemists draw from the power of solvents and oils of oranges to deliver solutions that enhance energy production, cleaning products, foods & beverages and fragrances. In the oil and gas sector, Flotek serves large and independent energy producers and oilfield service companies, both domestic and international. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.” For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.‘s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

Flotek Industries, Inc.

Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings

	Three Months Ended		Twelve Months Ended
	12/31/2016	12/31/2015	12/31/2016	12/31/2015
	(in thousands, except per share data)
GAAP Net Income and Reconciliation to EBITDA (Non-GAAP)
Net Income (GAAP)	$3,917	$1,315	$1,907	$7,158
Interest Expense	443	397	1,979	1,521
Income Tax Expense	2,586	170	1,237	3,476
Depreciation and Amortization	3,048	2,232	10,429	8,735

EBITDA (Non-GAAP)	$9,994	$4,114	$15,552	$20,890

Select Non-Cash Items Impacting Earnings
Stock Compensation Expense	$3,433	$3,680	$11,906	$12,927
Less income tax effect at 35%	(1,201)	(1,288)	(4,167)	(4,524)

Stock Compensation Expense, net of tax	$2,232	$2,392	$7,739	$8,403

Weighted Average Shares Outstanding (Fully Diluted)	58,138	54,897	56,350	54,992

Stock Compensation Expense Per Share (Fully Diluted)	$0.04	$0.04	$0.14	$0.15

Flotek Industries, Inc.

Unaudited Consolidated Balance Sheets

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$4,823	$2,208
Accounts receivable, net of allowance for doubtful accounts of $664 and $709 at December 31, 2016 and 2015, respectively	47,152	35,511
Inventories	58,283	50,870
Deferred tax assets, net	52	2,649
Income taxes receivable	12,752	4,700
Assets held for sale	43,900	48,855
Other current assets	21,708	6,949

Total current assets	188,670	151,742
Property and equipment, net	74,691	60,006
Goodwill	56,660	55,798
Deferred tax assets, net	16,215	17,229
Other intangible assets, net	50,352	51,198
Assets held for sale	—	67,117

TOTAL ASSETS	$386,588	$403,090

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$29,960	$17,221
Accrued liabilities	12,170	10,480
Income taxes payable	—	2,263
Interest payable	24	111
Liabilities held for sale	4,961	4,637
Current portion of long-term debt	40,566	32,291
Deferred tax liabilities, net	3,373	—

Total current liabilities	91,054	67,003
Long-term debt, less current portion	7,833	18,255
Deferred tax liabilities, net	—	23,823

Total liabilities	98,887	109,081

Commitments and contingencies
Equity:
Cumulative convertible preferred stock, $0.0001 par value, 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000,000 shares authorized; 59,684,669 shares issued and 56,972,580 shares outstanding at December 31, 2016; 56,220,214 shares issued and 53,536,101 shares outstanding at December 31, 2015	6	6
Additional paid-in capital	318,392	273,451
Accumulated other comprehensive income (loss)	(956)	(1,237)
Retained earnings (accumulated deficit)	(9,830)	39,300
Treasury stock, at cost; 2,028,847 and 1,784,897 shares at December 31, 2016 and 2015, respectively	(20,269)	(17,869)

Flotek Industries, Inc. stockholders’ equity	287,343	293,651
Noncontrolling interests	358	358

Total equity	287,701	294,009

TOTAL LIABILITIES AND EQUITY	$386,588	$403,090

Flotek Industries, Inc.

Unaudited Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	12/31/2016	12/31/2015	12/31/2016	12/31/2015
	(in thousands, except per share data)		(in thousands, except per share data)
Revenue	$70,604	$63,863	$262,832	$269,966
Cost of revenue	47,792	39,254	172,154	173,660

Gross profit	22,812	24,609	90,678	96,306

Expenses:
Selling, general and administrative	22,873	19,011	80,150	70,276
Depreciation and amortization	2,506	1,827	8,530	7,108
Research and development	2,998	1,884	9,320	6,657
Gain on disposal of long-lived assets	10	—	(18)	(13)

Total expenses	28,387	22,722	97,982	84,028

(Loss) income from operations	5,575	1,887	(7,304)	12,278

Other income (expense):
Interest expense	(443)	(398)	(1,979)	(1,521)
Gain on legal settlement	12,730	—	12,730	—
Other (expense) income, net	(209)	(5)	(303)	(123)

Total other income (expense)	12,078	(403)	10,448	(1,644)

Income before income taxes	6,503	1,484	3,144	10,634
Income tax expense	(2,586)	(170)	(1,237)	(3,476)

Income from continuing operations	3,917	1,314	1,907	7,158
(Loss) income from discontinued operations, net of tax	(17,836)	(2,689)	1,907	(20,620)

Net (loss) income	$(13,919)	$(1,375)	$1,907	$(13,462)

Basic earnings (loss) per common share:
Continuing operations	$0.07	$0.02	$0.03	$0.13
Discontinued operations, net of tax	(0.31)	(0.05)	(0.91)	(0.38)

Basic earnings (loss) per common share	$(0.24)	$(0.03)	$(0.88)	$(0.25)

Diluted earnings (loss) per common share:
Continuing operations	$0.07	$0.02	$0.03	$0.13
Discontinued operations, net of tax	(0.31)	(0.05)	(0.91)	(0.37)

Diluted earnings (loss) per common share	$(0.24)	$(0.03)	$(0.88)	$(0.24)

Weighted average common shares:
Weighted average common shares used in computing basic earnings (loss) per common share	57,768	54,544	56,087	54,459
Weighted average common shares used in computing diluted earnings (loss) per common share	58,138	54,897	56,350	54,992

Flotek Industries, Inc.

Unaudited Consolidated Statements of Cash Flows

	Twelve Months Ended
	12/31/2016	12/31/2015
Cash flows from operating activities:
Net (loss) income	$(49,130)	$(13,462)
(Loss) income from discontinued operations, net of tax	(51,037)	(20,620)

Income from continuing operations	1,907	7,158
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	10,429	8,735
Amortization of deferred financing costs	424	346
Provision for doubtful accounts	558	367
Provision for inventory reserves and market adjustments	0	0
Gain on sale of assets	(18)	(12)
Stock compensation expense	12053	13083
Deferred income tax (benefit) provision	(19,681)	(7,929)
Reduction in (excess) tax benefit related to share-based awards	2,510	(1,273)
Changes in current assets and liabilities:
Accounts receivable	(11,544)	13,676
Inventories	(6,528)	(9,905)
Income taxes receivable	(8,189)	(4,700)
Other current assets	(14,489)	167
Accounts payable	12,653	(7,653)
Accrued liabilities	23,946	9,552
Income taxes payable	(1,890)	3,842
Interest payable	(87)	18

Net cash provided by operating activities	2,054	25,472

Cash flows from investing activities:
Capital expenditures	(13,960)	(16,391)
Proceeds from sale of assets	115	13
Payments for acquisitions, net of cash acquired	(7,863)	0
Purchase of patents and other intangible assets	(573)	(627)

Net cash used in investing activities	(22,281)	(17,005)

Cash flows from financing activities:
Repayments of indebtedness	(15,564)	(10,143)
Borrowings on revolving credit facility	338,460	382,666
Repayments on revolving credit facility	(325,043)	(366,018)
Debt issuance costs	(1,199)	(10)
(Reduction in) excess tax benefit related to share-based awards	(2,510)	1,273
Purchase of treasury stock	(2,350)	(6,345)
Proceeds from sale of common stock	30,923	879
Repurchase of common stock	0	(9,697)
Proceeds from exercise of stock options	134	39
Proceeds from exercise of warrants	0	0
Proceeds from noncontrolling interest	0	7

Net cash provided by (used in) financing activities	22,851	(7,349)

Discontinued operations:
Net cash provided by operating activities	12	1,199
Net cash used in investing activities	(18)	(1,199)

Net cash flows used in discontinued operations	(6)	0

Effect of changes in exchange rates on cash and cash equivalents	(3)	(176)

Net increase (decrease) in cash and cash equivalents	2,615	942
Cash and cash equivalents at beginning of year	2,208	1,266

Cash and cash equivalents at end of year	$4,823	$2,208